AGREEMENT

AGREEMENT, dated March 31, 2011, among Cullen Inc. Holdings Ltd. (“Seller”) and ________ (“Purchaser”).

RECITALS:

A.           Seller desires to sell ______ shares of common stock, par value $0.0001 per share (the “Shares”), of Cullen Agricultural Holding Corp. (the “Company”) to Purchaser; and

B.           Purchaser desires to purchase the Shares from Seller on the terms and conditions set forth in this Agreement; and

C.           The Shares are subject to certain restrictions on transferability.

IT IS AGREED:

1.           Purchase and Sale of Shares.  Subject to the terms and conditions herein, Seller hereby agrees to sell the Shares to Purchaser and Purchaser hereby agrees to purchase the Shares from Seller for an aggregate purchase price of $______ (“Purchase Price”).  Simultaneously with the execution of this Agreement:

(a)           Seller shall deliver to Continental Stock Transfer & Trust Company, transfer agent and registrar for the Company’s Shares (“Continental”), a certificate representing the Shares, registered in Seller’s name, together with an instrument of transfer executed in blank with original signature from Seller, medallion guaranteed or accompanied by an appropriate waiver form addressed to Continental, so that the Shares may be transferred to the name of Purchaser.  Once transferred, the shares shall be delivered by Continental to Graubard Miller, acting as Escrow Agent (“Escrow Agent”) pursuant to a separate Pledge and Escrow Agreement dated of even date herewith, to hold pending repayment of the Note (defined below) or a default thereunder.

(b)           Purchaser shall pay the Purchase Price to Seller by delivery of a promissory note in the amount of $__________ (“Note”) to be dated of even date herewith.  To secure Purchaser’s obligation to repay the Note, Purchaser hereby grants to Seller a security interest in and to the Shares and the proceeds thereof.  Accordingly, Purchaser shall also deliver to the Escrow Agent an instrument of transfer executed in blank with original signature from Purchaser, medallion guaranteed or accompanied by an appropriate waiver form addressed to Continental, so that the Shares may be transferred back to the name of Seller in the event Purchaser defaults in its payment obligations under the Note.

2.           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)           This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Seller is the record and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to securities laws restrictions.  Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Shares.  No other person or entity has any interest in the Shares of any nature.

3.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a)           This Agreement and the Note each constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           Purchaser has reviewed the documents of the Company filed with the Securities and Exchange Commission (“Company Filings”) and Purchaser understands the content of the Company Filings and the risks described about an investment in the Company, including the fact that the Company currently has insufficient funds to implement its business plan as currently contemplated, that it may never have sufficient funds to implement its business plan as currently contemplated and that it may be forced to completely suspend operations if financing or another alternative is not available to it.

(c)           Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”).

(d)           Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

(e)           Purchaser understands that the Shares are not registered under the Securities Act or in any state and that the Shares may not be able to be sold unless they are subsequently registered or an exemption from such registration is available.  Purchaser further understands that a new holding period will start upon transfer of the Shares from Seller and that he may be required to hold the Shares for at least 6 months before reselling the Shares.  Purchaser understands the certificate representing the Shares will bear a legend indicating the restrictions on transferability.

(f)           The Shares are to be acquired for Purchaser’s own account and are not intended to be sold or otherwise disposed of in violation of the securities laws of the United States.

(g)           Purchaser understands that Seller is the Chairman of the Board, Chief Executive Officer, Secretary and Treasurer of the Company and that in his positions with the Company, Seller regularly becomes aware of material, non-public information with respect to the business operations, financial condition and prospects of the Company of which the Purchaser is not aware.  Purchaser further understands that some of the material, non-public information of which Seller is aware and Purchaser is not (“Excluded Information”) could be negative in nature and, if released to the public, could have a negative impact on the market price of the shares of the Company.  Notwithstanding the foregoing, Purchaser is still desirous of purchasing the Shares from Seller.  Furthermore, Purchaser is not requesting the Excluded Information and agrees that neither Seller nor the Company is obligated to disclose any Excluded Information to Purchaser and that neither Seller nor the Company shall have any liability with respect to any non-disclosure of the Excluded Information.  Purchaser hereby releases and waives, to the fullest extent permitted by law, any and all claims, causes of action, proceedings, suits, judgments. liens and executions, claims and causes of action, whether known or unknown, now or hereafter arising against Seller and the Company, based upon or relating to such non-disclosure or Purchaser’s failure to review the Excluded Information and further covenants not to sue Seller or the Company for any loss, damage or liability arising from or relating to the purchase of the Shares.

4.           Notices.  All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally or one day after delivery to a nationally recognized overnight courier for next day early morning delivery, in each case to the addresses set forth on the signature page, or to such other address as shall be specified by like notice.

5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to principles of conflicts of law.

6.           Counterparts.  This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

7.           Further Assurances.  The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement, including executing and delivering all further instruments and documents that Seller may request in order to perfect and protect the security interest granted hereby, or to enable Seller to exercise and enforce its rights and remedies with respect to the Shares following an event of default under the Note.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:	PURCHASER:

CULLEN INC. HOLDINGS LTD.

By:	By:
Name:	Name:
Title:	Title:
Address:	Address: